CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 48 to Registration Statement No. 2-99473 on Form N-1A of our report dated September 26, 2007, relating to the financial statements and financial highlights of BlackRock New Jersey Municipal Bond Fund (the “Fund”), one of the series constituting BlackRock Multi-State Municipal Series Trust appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 28, 2007